Exhibit 99.2

Good morning everyone and thank you for your time. My name is Matt Eichmann and I am the Vice President for Investor Relations at Greif. Similar to previous quarters, we are pleased to provide you with a copy of our earnings conference call slides, management remarks and 2016 second quarter earnings release for your review.

Turning to Slide 2. You are encouraged to submit questions today to investors@greif.com for the second quarter call to be held at 830AM eastern time on Thursday, June 9, 2016. Management will discuss our second quarter results at that time.

Turning to Slide 3. As a reminder, the information provided contains forward looking statements and uses certain non-GAAP financial measures. Please review the information on this slide. Our second quarter 2016 earnings release was issued before the market opened on Wednesday, June 8, 2016 and is posted to our website at www.greif.com.

And now, I’d like to turn the presentation over to Greif’s President and Chief Executive Officer, Pete Watson.

Thank you Matt, and good morning everyone. Thank you for joining us today. I am pleased to report another improved quarter at Greif. While we still have much yet to do, I am confident we are headed in the right direction.

The Transformation process remains our number one priority and is helping to drive sustainable improvements across our portfolio. In addition, we are striving to build a better – and more engaged – team to achieve our vision of becoming the best performing customer-service company in the world.

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We continue to execute against three Transformation priorities –

•	First, optimizing and strengthening the portfolio to unlock further earnings potential;

•	Second, executing on fundamental operating levers of the Greif Business System to expand our gross margins; and,

•	Third, operating with a higher degree of fiscal discipline to create a lower cost structure and generating higher levels of free cash flow from our business.

I am encouraged that the team’s efforts and focus have translated into improved operational performance and cash flow.

Please turn to slide 5. Our second quarter performance reflects improvements across many parts of the business:

•	Our gross margin ratio expanded compared to the prior year quarter, and improved by 110 basis points sequentially over Q1 2016. Notably, this was our highest gross profit margin percentage in the last ten quarters, led by improvements in our Rigid Industrial Packaging business and in spite of pricing challenges in Paper Packaging;

•	SG&A spending was reduced by $14M dollars versus a year ago;

•	Our operating profit before special items margin grew to 9.4 percent – our best consolidated quarterly performance since 2013; and, finally

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•	We generated more than $65M dollars more free cash flow than the prior year quarter, driven by better operating performance, lower capital expenditures and improved working capital efficiencies.

I am now on slide 6. Over the last four quarters, we have delivered gross margins and operating profit margins of 19.6 percent and 8.5 percent, respectively. Our trailing four quarter SG&A ratio is 11.2 percent. Our focus on improving basic operating fundamentals is gaining traction, and our Transformation initiatives are starting to generate improvement in our business.

We plan to cover our Transformation progress in greater detail on June 24th at our annual Investor Day in New York. If you have not already done so, please contact Matt Eichmann if you are interested in attending.

Please turn to slide 7. We are focused on improving operating fundamentals in our Rigid Industrial Packaging segment.

We continue to show improved performance in North America, helped by strong IBC demand, solid fiber drum volumes and operational efficiencies. This comes despite a slow start to the agriculture season and continued demand weakness in the Gulf coast region. We are pleased with the progress made by Ole Rosgaard and his team.

In Latin America, results continue to be hampered by currency headwinds and weakness in Brazil’s industrial sector, but benefitted from strong plastic drum volumes driven by increased agro-chemical demand.

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Please turn to slide 8. EMEA turned in a solid quarter, driven by strong steel demand across much of Europe and higher IBC volumes, especially out of Germany and Russia. The team is also making good progress on improving underperforming operations.

APAC delivered a second consecutive record operating profit quarter as they executed on their IBC growth strategy and continue to demonstrate disciplined cost control.

I am now on slide 9. Paper Packaging delivered respectable results despite a challenged containerboard environment. Volume improved net sales by roughly 11% year-over-year – offsetting lower containerboard prices – and we continue to see demand accelerate in our CorrChoice sheet feeder network. Additionally, specialty sales are expanding, with triplewall packaging, litho-laminate sheets and coating sales showing particular strength compared to the previous year.

Please turn to slide 10. Flexible Products and Services recorded a sequential quarterly improvement and its operating profit before special items and improved by almost five million dollars versus a year ago. That said, the pace of improvement in the performance of this business remains much below our expectations. We made a change to the team’s leadership during the quarter. Hari Kumar – who previously led the transformation of FPS’ Asia Pacific operations and returned that unit to strong profitability – has taken over the segment and will accelerate FPS’ pace of change. Hari is a seasoned operator, and will be at Investor Day later in June.

Please turn to slide 11. Our land management business delivered results that were in line with expectations, in spite of lower planned timber sales. We continue to advance non-timber related revenue opportunities. As an example, our consulting practice is expanding and eclipsed its full year 2015 sales during the second quarter.

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Now, I’d like to turn the balance of the presentation over to our Chief Financial Officer, Larry Hilsheimer.

Thanks Pete, and good morning everyone. I am now on slide 12.

Although sales were flat compared to the previous year after adjusting for divestitures and currency translation, our operating profit before special items grew by more than $6 million dollars. Operating profit growth, coupled with better working capital management and lower capital spend, helped us generate in excess of $65 million dollars more free cash flow this quarter than in the same quarter of the previous year.

Our effective tax rate for the quarter substantially exceeds our expected annual effective tax rate due to discrete tax items isolated to this quarter, the disproportionate second quarter impact of losses in jurisdictions with a valuation allowance for which the company receives no tax benefit and due to discrete tax benefits anticipated to be recognized in subsequent quarters of the year. These factors combined to equate to a roughly $0.11 per share impact to earnings during the quarter.

In summary, I am excited about the momentum building at Greif, and proud of the collective efforts of our colleagues worldwide. That momentum is vital as we continue to weather tepid economic conditions worldwide.

Turning now to slide 13. Although the U.S. industrial economy is improving moderately, Eurozone activity remains unsteady. Latin America also continues to be hampered by

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weaker conditions, especially in Brazil’s industrial sector. That said, we are working hard to capitalize on the opportunities available to us and we continue to benefit from the reach of our global portfolio that helps to mitigate region specific economic volatility.

Turning now to slide 14. We are making several refinements to our full year outlook this quarter following six months of actual performance. We have increased our restructuring expense slightly higher to account for some activities predominantly in our RIPS business. Operating improvements in our various segments result in an improved full year 2016 earnings per class A before special items guidance range of $2.20 to $2.46 per share up from $2.10 to $2.40 per share last quarter. Stronger operations – coupled with better working capital management – have also allowed us to increase the top end of our free cash flow range by $10 million dollars from what was shared at Q1 2016.

We are not updating our full year tax rate, and we continue to expect our full year range to fall between 39 and 41 percent. As I previously mentioned, our Q2 tax rate was impacted by discrete tax items isolated to the quarter and by the timing of losses in jurisdictions with full valuation allowances. Furthermore, we book our interim period taxes in accordance with FIN 18 guidelines that can cause quarterly volatility in tax expense – so our Q2 rate isn’t necessarily instructive of our full year expectation. And with that, I’d like to turn the program back to Matt Eichmann.

Thank you Larry.

At this point, we have concluded our remarks regarding the second quarter 2016 results.

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On Thursday, June 9th, 2016 Pete and Larry will gladly take your questions at 830AM eastern time during a live Question and Answer session. You are welcomed and encouraged to submit questions in advance to investors@greif.com.

Thank you for listening.

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